FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2006 SECOND QUARTER AND SIX
MONTH FINANCIAL RESULTS

- - -

Sales increase 9% and Net Earnings 18% for the Second Quarter of 2006

ROSELAND, NJ – July 27, 2006 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the second quarter and six months ended June 30, 2006. The highlights are as follows:

Second Quarter 2006 Operating Highlights

•	Net sales for the second quarter of 2006 increased 9% to $309.6 million from $283.2 million in the second quarter of 2005.

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Operating income in the second quarter of 2006 was $33.1 million, essentially flat as compared to the second quarter of 2005. Operating income was negatively impacted by $1.1 million of costs associated with the adoption of FAS 123R and higher pension expense of $1.9 million from the Curtiss-Wright pension plans in the second quarter 2006 as compared to the prior year period.

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Net earnings for the second quarter of 2006 increased 18% to $21.1 million, or $0.48 per diluted share, from $17.9 million, or $0.41 per diluted share, in the second quarter of 2005 (adjusted for 2-for-1 stock split in April 2006). Net earnings for the second quarter of 2006 were favorably impacted by a lower effective tax rate resulting from a 2005 Canadian tax benefit of $2.0 million, primarily related to higher than expected research and development credits, and an adjustment to our deferred tax accounts of $1.6 million based on new Canadian tax legislation which was enacted in late June 2006.

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Six Months 2006 Operating Highlights

•	Net sales for the first six months of 2006 increased 9% to $592.2 million from $541.7 million in the first six months of 2005.

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Operating income in the first six months of 2006 decreased 5% to $57.7 million from $60.7 million in the first six months of 2005. Operating income was negatively impacted by $2.2 million of costs associated with the adoption of FAS 123R and higher pension expense of $2.8 million from the Curtiss-Wright pension plans in the first six months of 2006 as compared to the prior year period. Operating income for the first six months of 2005 included a gain of $2.8 million related to the sale of non-operating property.

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Net earnings for the first six months of 2006 increased 3% to $33.4 million, or $0.75 per diluted share, from $32.5 million, or $0.74 per diluted share, in the first six months of 2005 (adjusted for 2-for-1 stock split in April 2006).

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New orders received in the first six months of 2006 were $652.1 million, up 7% compared to the first six months of 2005. At June 30, 2006, backlog was $882.7 million, up 10% from $805.6 million at December 31, 2005.

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“We are pleased to report increased sales and net earnings for the second quarter of 2006,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our new orders were strong in the first half of 2006 which will provide good momentum for the second half of the year and into 2007. Our operating income performance in the second quarter met our expectations, despite some unanticipated obstacles, such as unfavorable foreign currency translation, business consolidation costs, and increased material costs. Our commercial markets continue to be strong with 11% organic sales growth overall, driven primarily by the oil and gas market with 25% organic growth and the commercial aerospace market with 12% organic growth. During the second half of the year, the ramp up of our military and commercial programs will generate higher operating margins.”

Sales

Sales growth in the three months ended June 30, 2006 compared to 2005 were mainly driven by organic growth in some of our base businesses and contributions from our 2005 and 2006 acquisitions. The base businesses generated overall organic growth of 7% for second quarter 2006 as compared to the prior year period. The organic sales growth in the second quarter of 2006 was driven by our Flow Control and Metal Treatment segments, which experienced organic growth of 10% and 8%, respectively, compared to the prior year period. Our Motion Control segment’s organic sales increased 4% in the second quarter of 2006 as compared to the prior year period. Acquisitions made since March 31, 2005 contributed $5.0 million in incremental sales for the second quarter of 2006, over the comparable prior year period.

In our base businesses, higher sales from our Flow Control segment to the oil and gas, U.S. Navy, and U.S. Army markets, higher sales from our Metal Treatment segment of global shot peening and heat treating services, and higher commercial aerospace and ground defense revenues from our Motion Control segment, all contributed to the quarterly organic sales growth. In addition, foreign currency translation positively impacted sales by $0.5 million for three months ended June 30, 2006, as compared to the prior year period.

Operating Income

Operating income for the second quarter of 2006 was essentially flat compared to the prior year period. The operating income for the second quarter of 2006 was impacted by unfavorable sales mix and higher material costs in the Motion Control and Flow Control segments as well as business consolidation costs in the Flow Control segment. In addition, foreign currency translation adversely impacted operating income by $1.1 million for the second quarter 2006, compared to the prior year period. These unfavorable impacts were partially offset by strong organic operating income growth of 24% in the Metal Treatment segment. In addition, operating income in the second quarter of 2006 was negatively impacted by $1.1 million of costs associated with the January 1, 2006 adoption of FAS 123R and higher pension expense of $1.9 million from the Curtiss-Wright pension plans.

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Net Earnings

Net earnings increased 18% for the second quarter of 2006 over the comparable prior year period. Operating income from our business segments increased $2.2 million for the three months ended June 30, 2006, over the prior year period. Higher interest expense due to both higher debt levels and higher interest rates, lowered net earnings in the second quarter of 2006 by $0.7 million over the prior year period. Our effective tax rate for the second quarter of 2006 was favorably impacted by a Canadian tax benefit of $2.0 million primarily related to higher than expected research and development credits, and an adjustment to our deferred tax accounts of $1.6 million based on new Canadian tax legislation, which was enacted in late June 2006.

Segment Performance

Flow Control – Sales for the second quarter of 2006 were $129.3 million, up 13% over the comparable period last year due to solid organic growth and the contribution from the 2006 acquisition. Sales from the base businesses increased 10% in the second quarter of 2006 as compared to the prior year period. This organic sales growth was due to higher sales to the oil and gas market, led by increased demand for the coker valve products, as well as higher sales of generators and electronics to the naval defense market and higher development work on the EM Gun program. Sales of this segment were positively affected by foreign currency translation of $0.2 million in the second quarter of 2006 compared to the prior year period.

Operating income for this segment decreased 5% in the second quarter of 2006 compared to the prior year period. The operating income decrease was due to less favorable naval defense sales mix, business consolidation costs, higher research and development investments, and higher material costs, partially offset by the higher sales volume. Operating income of this segment was minimally affected by foreign currency translation in the second quarter of 2006 compared to the prior year period.

Motion Control – Sales for the second quarter of 2006 of $123.1 million increased 5%, all organic, over the comparable period last year. This growth was due primarily to higher sales of embedded computing products to the ground defense and naval defense markets and increased sales of OEM products and repair and overhaul services to the commercial aerospace market, partially offset by lower sales to the defense aerospace market. Sales of this segment were favorably affected by foreign currency translation of $0.2 million in the second quarter of 2006 compared to the prior year period.

Operating income for this segment increased 3% for the second quarter of 2006 compared to the prior year period. The operating income increase was primarily driven by higher volume and lower operating costs. These improvements were partially offset by unfavorable foreign currency translation of $1.2 million, a cost overrun on a specific program, higher production start up costs relative to new programs, lower margins resulting from less favorable sales mix, and increased material costs.

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Metal Treatment – Sales for the second quarter of 2006 of $57.2 million were 12% higher than the comparable period last year. The improvement was mainly due to organic sales growth of 8% and the contribution from our 2006 acquisition. The organic sales growth was driven by higher global shot peening revenues in the aerospace and automotive markets along with strong demand in the heat treating business from the general industrial and automotive markets. Sales of this segment were minimally affected by foreign currency translation in the second quarter of 2006 compared to the prior year period.

Operating income increased 27% for the second quarter of 2006 as compared to the prior year period, primarily as a result of the higher sales volume. Operating income of this segment was minimally affected by foreign currency translation in the second quarter of 2006 compared to the prior year period.

2006 Management Guidance

We are updating our guidance for the full year 2006. We expect our revenues to be in the range of $1.250 billion to $1.275 billion. We are reiterating our operating income expectations of between $155 million to $162 million (excluding pension expense), despite the negative impact of foreign currency translation and including the contributions from our 2006 acquisitions. We are reiterating our earnings per share guidance of between $1.80 and $1.90 per diluted share, which includes $1.0 million of increased pension expense (to $6 million), $2.0 million of increased interest expense (to $23 million), and $3.6 million of tax benefits recorded in the second quarter on 2006.

Mr. Benante concluded, “In 2006, we should once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historical performance demonstrates our ability to execute our strategy and achieve our financial targets. Our solid performance in the first half of 2006 continues this trend. We expect the second half of 2006 to be even stronger as many of our defense programs ramp up, our commercial markets continue to strengthen, and we realize additional benefits of our integration and cost control efforts. We continue to experience increased demand for our newest technologies, many of which are in the early stages of their life cycles which should provide opportunities for strong returns to our shareholders for years to come. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on technology should continue to generate growth opportunities in each of our three business segments in 2006 and beyond.”

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The Company will host a conference call to discuss the second quarter 2006 results at 11:00 EST Friday, July 28, 2006. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Change		Six Months Change
	2006	2005	2006	2005	$	%	$	%

Net sales	$309,635	$283,193	$592,187	$541,680	$26,442	9.34%	$50,507	9.32%
Cost of sales	204,082	182,894	394,573	355,612	21,188	11.58%	38,961	10.96%

Gross profit	105,553	100,299	197,614	186,068	5,254	5.24%	11,546	6.21%

Research & development expenses	11,333	11,580	21,304	21,808	(247)	-2.13%	(504)	-2.31%
Selling expenses	19,280	17,971	37,622	34,895	1,309	7.28%	2,727	7.81%
General and administrative expenses	41,442	37,001	80,784	70,969	4,441	12.00%	9,815	13.83%
Environmental remediation and administrative expenses, net	327	573	89	656	(246)	-42.93%	(567)	-86.43%
Loss (Gain) on sale of real estate and fixed assets.	94	(12)	119	(2,925)	106	-883.33%	3,044	-104.07%

Operating income	33,077	33,186	57,696	60,665	(109)	-0.33%	(2,969)	-4.89%

Other income (expenses), net	9	(576)	313	(700)	585	-101.56%	1,013	-144.71%
Interest expense	(5,948)	(4,778)	(11,382)	(9,081)	(1,170)	24.49%	(2,301)	25.34%

Earnings before income taxes	27,138	27,832	46,627	50,884	(694)	-2.49%	(4,257)	-8.37%
Provision for income taxes	6,046	9,898	13,257	18,427	(3,852)	-38.92%	(5,170)	-28.06%

Net earnings	$21,092	$17,934	$33,370	$32,457	$3,158	17.61%	$913	2.81%

Basic earnings per share	$0.48	$0.41	$0.76	$0.75

Diluted earnings per share	$0.48	$0.41	$0.75	$0.74

Dividends per share	$0.06	$0.05	$0.12	$0.09

Weighted average shares outstanding:
Basic	43,807	43,216	43,714	43,114
Diluted	44,295	43,776	44,208	43,688

Certain prior year information has been reclassified to conform to current presentation.
Shares and per share amounts have been adjusted on a pro forma basis for the April 21, 2006 2-for-1 stock split.

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,	Change
	2006	2005	$	%

Assets
Current Assets:
Cash and cash equivalents	$43,136	$59,021	$(15,885)	-26.9%
Receivables, net	268,834	244,689	24,145	9.9%
Inventories, net	177,418	146,297	31,121	21.3%
Deferred income taxes	23,025	28,844	(5,819)	-20.2%
Other current assets	13,006	11,615	1,391	12.0%

Total current assets	525,419	490,466	34,953	7.1%

Property, plant, and equipment, net	289,334	274,821	14,513	5.3%
Prepaid pension costs	72,516	76,002	(3,486)	-4.6%
Goodwill, net	407,477	388,158	19,319	5.0%
Other intangible assets, net	159,898	158,267	1,631	1.0%
Other assets	12,426	12,571	(145)	-1.2%

Total Assets	$1,467,070	$1,400,285	$66,785	4.8%

Liabilities
Current Liabilities:
Short-term debt	$5,937	$885	$5,052	570.8%
Accounts payable	78,851	80,460	(1,609)	-2.0%
Accrued expenses	68,245	74,252	(6,007)	-8.1%
Income taxes payable	822	22,855	(22,033)	-96.4%
Other current liabilities	55,192	43,051	12,141	28.2%

Total current liabilities	209,047	221,503	(12,456)	-5.6%

Long-term debt	389,010	364,017	24,993	6.9%
Deferred income taxes	50,643	53,570	(2,927)	-5.5%
Accrued pension & other postretirement benefit costs	76,492	74,999	1,493	2.0%
Long-term portion of environmental reserves	21,909	22,645	(736)	-3.3%
Other liabilities	27,090	25,331	1,759	6.9%

Total Liabilities	774,191	762,065	12,126	1.6%

Stockholders’ Equity
Common stock, $1 par value	47,435	25,493	21,942	86.1%
Additonal paid in capital	65,473	59,806	5,667	9.5%
Retained earnings	674,109	667,892	6,217	0.9%
Unearned portion of restricted stock	(72)	(12)	(60)	500.0%
Accumulated other comprehensive income	36,849	20,655	16,194	78.4%

	823,794	773,834	49,960	6.5%
Less: cost of treasury stock	130,915	135,614	(4,699)	-3.5%

Total Stockholders’ Equity	692,879	638,220	54,659	8.6%

Total Liabilities and Stockholders’ Equity	$1,467,070	$1,400,285	$66,785	4.8%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,

			%			%
	2006	2005	Change	2006	2005	Change

Sales:
Flow Control	$129,291	$114,324	13.1%	$250,458	$223,737	11.9%
Motion Control	123,111	117,854	4.5%	230,857	217,938	5.9%
Metal Treatment	57,233	51,015	12.2%	110,872	100,005	10.9%

Total Sales	$309,635	$283,193	9.3%	$592,187	$541,680	9.3%

Operating Income:
Flow Control	$12,021	$12,638	-4.9%	$22,887	$23,105	-0.9%
Motion Control	13,071	12,710	2.8%	18,126	19,128	-5.2%
Metal Treatment	11,602	9,104	27.4%	21,182	16,929	25.1%

Total Segments	36,694	34,452	6.5%	62,195	59,162	5.1%
Corporate & Other	(3,617)	(1,266)	185.7%	(4,499)	1,503	-399.3%

Total Operating Income	$33,077	$33,186	-0.3%	$57,696	$60,665	-4.9%

Operating Margins:
Flow Control	9.3%	11.1%		9.1%	10.3%
Motion Control	10.6%	10.8%		7.9%	8.8%
Metal Treatment	20.3%	17.8%		19.1%	16.9%
Total Curtiss-Wright	10.7%	11.7%		9.7%	11.2%

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 6,000 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, annual revenue, net income, organic operating income growth, future business opportunities, and cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com